EXHIBIT 99.1

Barnes Group Inc.
Executive Office
Bristol, CT 06010
Tel: (860) 583-7070

NEWS RELEASE

FOR IMMEDIATE RELEASE July 15, 2004	Contact: Investors: Phillip J. Penn (860) 973-2126
Media: Stephen J. McKelvey (860) 973-2132

BARNES GROUP ANNOUNCES RECORD
SECOND QUARTER FINANCIAL RESULTS

     - Net sales rise 10 percent to $252 million, setting a new quarterly record.
     - Net income rises 16 percent to $11.3 million, highest ever for the second quarter.
     - Barnes Aerospace sales rise 31%, fourth RSP agreement completed.

          Bristol, Connecticut, July 15, 2004---Barnes Group Inc. (NYSE: B) today announced financial results for the quarter ended June 30, 2004. Net sales for the second quarter of 2004 were a record $252.0 million, up 10 percent from $229.6 million in the second quarter of 2003. Net income increased 16 percent to $11.3 million, or $0.47 per diluted share, in the second quarter of 2004, from $9.7 million, or $0.46 per diluted share, in the comparable year-ago period. Average diluted shares outstanding were 23.9 million in the quarter ended June 30, 2004, up 11 percent from 21.4 million in the year-ago period, primarily as a result of the follow-on equity offering completed in May, 2003.

          Barnes Group has generated record sales in each of the last two quarters, as we are benefiting from both our internal growth strategies and from the ongoing recovery in industrial activity. Operating margin in all three of our businesses improved from the first quarter, and we remain focused on improving profitability going forward," said Edmund M. Carpenter, Barnes Group Inc.'s President and C.E.O.

          Sales at Barnes Aerospace were $53.3 million for the second quarter of 2004, up 31 percent from $40.6 million in the second quarter of 2003, reflecting solid growth in both OEM and overhaul and repair sales, and approximately $2.0 million in sales from the Revenue Sharing Programs (RSPs). Operating profit was $5.4 million for the quarter ended June 30, 2004, more than double the $2.6 million in the comparable year-ago period. Operating profit was positively impacted by the sharply higher sales volume and the profit contribution from the RSPs.

          Barnes Aerospace generated orders of $53.8 million during the quarter ended June 30, 2004, up 86 percent from orders of $29.0 million generated in the second quarter of 2003. Order backlog was $153.4 million at June 30, 2004, up 13 percent from $136.2 million at June 30, 2003. Military orders were approximately 22 percent of the orders received in the second quarter of 2004, and Barnes Aerospace also received approximately $8.2 million in orders related to a major engine program.

          "The team at Aerospace continues to generate solid top- and bottom-line results, as we set new quarterly records for sales and operating profit, even while the underlying commercial aircraft market has not grown," Carpenter stated. "I'm also pleased to announce that we executed a fourth RSP at the end of June, further expanding our opportunities in the spare parts marketplace. To date, we have committed $77.5 million in capital to our RSP investments, and expect to continue to generate healthy financial returns from these investments as we move forward," Carpenter added.

          Sales at Barnes Distribution were $107.1 million for the quarter ended June 30, 2004, up two percent from $104.7 million in the quarter ended June 30, 2003. Sales from Barnes Distribution's strategic growth initiatives - newly-opened national accounts, e-commerce platforms and Tier 2 relationships with other industrial distributors - climbed to $8.5 million in the second quarter, up from $4.8 million a year ago.

          Barnes Distribution generated operating profit of $5.1 million in the second quarter of 2004, up from $4.9 million in the second quarter of 2003. The improvement in operating profit was driven primarily by $1.8 million in incremental cost synergies from the integration of Kar Products, and to a lesser degree by the profit contribution from the increased sales volume. Offsetting most of these improvements were approximately $0.9 million in additional expenses to address customer service issues, predominantly expedited freight and overtime. Also negatively impacting profitability was a slight decline in gross margin, as well as distribution center integration costs of approximately $0.4 million.

          "We essentially completed the integration of Kar Products in May, within 15 months of the acquisition, creating an organization that is among the 20 largest industrial distributors in North America. With the integration behind them, the team at Barnes Distribution is redoubling their efforts to improve customer service and efficiency, and specifically to address vendor-related supply constraints for fasteners and other steel-related products. We are aggressively working with both current vendors and alternative suppliers to minimize the impact to our customers going forward," Carpenter stated.

          Sales at Associated Spring were $94.6 million for the quarter ended June 30, 2004, up nine percent from $86.6 million in the quarter ended June 30, 2003. The increase in sales reflected growth in all market segments, particularly in heavy truck and industrial products, where sales grew 27 percent and 19 percent, respectively.

          Associated Spring's operating profit was $7.7 million for the second quarter of 2004, down from $9.1 million in the second quarter of 2003. Operating profit was negatively impacted in the 2004 period primarily by increased raw materials prices, higher active and retiree medical expenses, severance costs and spending to address capacity issues in certain North American manufacturing facilities. These negatives, which had an incremental impact of approximately $3 million versus the 2003 period, were partially offset by the profit contribution from the increased sales volume.

          Carpenter commented, "This is the second consecutive quarter in which we've grown sales in all five of Associated Spring's key customer segments. We continue to work aggressively to increase profitability at Associated Spring, through lean initiatives, alternative raw materials suppliers and increasing our manufacturing capacity in low-cost environments. A significant challenge to our progress, however, is that steel prices have continued to rise from earlier in the year. At the same time, we have been unsuccessful in recovering raw material pricing adjustments from many of our customers, particularly in the transportation industry."

          William C. Denninger, Barnes Group Inc.'s Chief Financial Officer, commented, "We ended the quarter with approximately $39 million in cash, and used $12.5 million in cash on July 7 to meet one of our RSP payment obligations. All of the $45 million in RSP payments to date have been funded with cash held outside the United States. Thus, we have reinvested foreign cash into strategic investments, with attractive financial returns. During the second quarter, we also amended our revolving credit agreement, giving us additional borrowing capacity to finance future growth initiatives, at more favorable terms."

          For the first six months of 2004, Barnes Group's net sales were $499.2 million, up 11 percent from $448.3 million in the same period a year ago. Net income was $20.9 million, or $0.88 per diluted share, for the six months ended June 30, 2004, up 22 percent from $17.1 million, or $0.83 per diluted share, in the same period of 2003.

          Barnes Group will conduct a conference call with investors to discuss second quarter 2004 results on Thursday, July 15, 2004 at 12:00 PM ET. A webcast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations website (http://ir.barnesgroupinc.com).

          Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2003 sales of $891 million: Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas springs and a global supplier of retaining rings and injection-molded plastic components; Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines; and Barnes Distribution, an international, full-service distributor of maintenance, repair and operating supplies. Over 5,800 dedicated employees at more than 50 locations worldwide contribute to Barnes Group Inc.'s success.

          This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company's periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by Barnes Group; the Company's success in identifying, and attracting customers in, new markets; the Company's ability to develop new and enhanced products to meet customers' needs timely; the effectiveness of the Company's marketing and sales programs; increased competitive activities that could adversely affect customer demand for the Company's products; the availability of raw materials at prices that allow the Company to make and sell competitive products; changes in economic, political and public health conditions, worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; and regulatory changes.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended		Six months ended
	June 30,		June 30,

	2004	2003	2004	2003

Net sales	$251,951	$229,587	$499,179	$448,321

Cost of sales	164,298	146,312	326,358	288,542
Selling and administrative expenses	69,906	67,290	139,317	130,584

	234,204	213,602	465,675	419,126

Operating income	17,747	15,985	33,504	29,195

Operating margin	7.0%	7.0%	6.7%	6.5%

Other income	708	1,067	1,406	1,680

Interest expense	3,704	4,135	7,506	8,245
Other expenses	128	699	258	977

Income before income taxes	14,623	12,218	27,146	21,653

Income taxes	3,364	2,471	6,244	4,547

Net income	$11,259	$9,747	$20,902	$17,106

Per common share:
Net income:
Basic	$.49	$.46	$.91	$.84
Diluted	.47	.46	.88	.83
Dividends	.20	.20	.40	.40

Average common shares outstanding:
Basic	23,125,859	20,989,236	23,050,722	20,264,504
Diluted	23,870,324	21,410,402	23,873,745	20,656,383

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	June 30,	June 30,
	2004	2003

Assets
Current assets
Cash and cash equivalents	$39,170	$51,071
Accounts receivable	141,507	128,569
Inventories	117,202	104,407
Deferred income taxes and prepaid expenses	32,777	27,710

Total current assets	330,656	311,757

Deferred income taxes	22,498	20,014

Property, plant and equipment	154,416	156,577
Goodwill	220,550	222,795
Other intangible assets, net	103,171	28,558
Other assets	58,296	56,278

	$889,587	$795,979

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$120,496	$72,921
Accrued liabilities	66,213	75,069
Long-term debt - current	7,628	6,762

Total current liabilities	194,337	154,752

Long-term debt	253,162	245,513
Accrued retirement benefits	78,550	89,677
Other liabilities	27,178	10,933

Stockholders' equity	336,360	295,104

	$889,587	$795,979

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended June 30,			Six months ended June 30,

	2004	2003	% Change	2004	2003	% Change

Net Sales

Barnes Distribution	$107,112	$104,654	2.3	$213,636	$198,501	7.6

Associated Spring	94,625	86,563	9.3	188,160	171,628	9.6

Barnes Aerospace	53,263	40,616	31.1	102,756	82,945	23.9

Intersegment sales	(3,049)	(2,246)	(35.7)	(5,373)	(4,753)	(13.1)

Total net sales	$251,951	$229,587	9.7	$499,179	$448,321	11.3

Operating profit

Barnes Distribution	$5,053	$4,921	2.7	$9,350	$8,118	15.2

Associated Spring	7,655	9,142	(16.3)	15,065	16,766	(10.1)

Barnes Aerospace	5,358	2,627	NM	9,801	5,333	83.8

Total operating profit	18,066	16,690	8.2	34,216	30,217	13.2

Interest income	267	362	(26.2)	552	657	(16.0)

Interest expense	(3,704)	(4,135)	(10.4)	(7,506)	(8,245)	(9.0)

Other income (expense)	(6)	(699)	99.3	(116)	(976)	(88.1)

Income before income taxes	$14,623	$12,218	19.7	$27,146	$21,653	25.4